SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 3, 2004

SUNTRUST BANKS, INC.
(Exact name of registrant as specified in its charter)

Georgia	001-08918	58-1575035
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

303 Peachtree Street, N.E., Atlanta, Georgia	30308
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 404-588-7165

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE

SunTrust Banks, Inc. ("SunTrust" or the "Registrant") is filing this Current Report on Form 8-K (this "Current Report") so that certain financial and other information concerning the Registrant and National Commerce Financial Corporation ("NCF") is deemed "filed" by SunTrust pursuant to Section 13(a) and Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). SunTrust and NCF are parties to an Agreement and Plan of Merger, dated as of May 7, 2004 (the "Merger Agreement"), pursuant to which NCF will merge with and into SunTrust (the "Merger"). SunTrust can make no assurances as to when or if the Merger will occur. The completion of the merger is subject to certain closing conditions, including, without limitation, the receipt of required regulatory approvals. The information being filed under this Item 5 is as follows:

SUNTRUST BANKS, INC.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

Set forth below are highlights from SunTrust's consolidated financial data as of and for the years ended December 31, 1999 through 2003 and SunTrust's unaudited consolidated financial data as of and for the three months ended March 31, 2003 and 2004. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results of operations for the full year or any other interim period. SunTrust prepared the unaudited information on the same basis as it prepared its audited consolidated financial statements. In the opinion of SunTrust, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. This information should be read together with SunTrust's consolidated financial statements and related notes included in SunTrust's Annual Report on Form 10-K for the year ended December 31, 2003, and SunTrust's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, which are incorporated by reference in this Current Report and from which this information is derived.

	Year Ended December 31					Three Months Ended March 31,
(In Millions Except Per Share and Other Data)	2003	2002	2001	2000	1999	2004	2003
Summary of Operations
Interest and dividend income	$4,768.8	$5,135.2	$6,279.6	$6,845.4	$5,960.2	$1,173.8	$1,218.1
Interest expense	1,448.5	1,891.5	3,027.0	3,736.9	2,814.7	322.2	395.6
Net interest income	3,320.3	3,243.7	3,252.6	3,108.5	3,145.5	851.6	822.5
Provision for loan losses	313.6	469.8	275.2	134.0	170.4	59.4	80.8
Net interest income after provision for loan losses	3,006.7	2,773.9	2,977.4	2,974.5	2,975.1	792.2	741.7
Noninterest income(1)	2,303.0	2,268.8	2,051.9	1,773.6	1,625.9	595.1	547.6
Noninterest expense(2),(3)	3,400.6	3,219.4	2,999.9	2,828.5	2,905.3	889.7	818.2
Income before provision for income taxes and extraordinary gain	1,909.1	1,823.3	2,029.4	1,919.6	1,695.7	497.6	471.1
Provision for income taxes	576.8	491.5	653.9	625.5	571.7	139.1	143.3
Income before extraordinary gain	1,332.3	1,331.8	1,375.5	1,294.1	1,124.0	358.5	327.8
Extraordinary gain, net of taxes(4)	—	—	—	—	202.6	—	—
Net income	$1,332.3	$1,331.8	$1,375.5	$1,294.1	$1,326.6	$358.5	$327.8
Per Common Share
Diluted
Income before extraordinary gain	$4.73	$4.66	$4.72	$4.30	$3.50	$1.26	$1.17
Extraordinary gain	—	—	—	—	0.63	—	—
Net income	4.73	4.66	4.72	4.30	4.13	1.26	1.17
Basic
Income before extraordinary gain	4.79	4.71	4.78	4.35	3.54	1.28	1.18
Extraordinary gain	—	—	—	—	0.64	—	—
Net income	4.79	4.71	4.78	4.35	4.18	1.28	1.18
Dividends declared	1.80	1.72	1.60	1.48	1.38	0.50	0.45
Market price:
High	71.73	70.20	72.35	68.06	79.81	76.65	59.95
Low	51.44	51.48	57.29	41.63	60.44	68.04	51.73
Close	71.50	56.92	62.70	63.00	68.81	69.71	52.65

	Year Ended December 31					Three Months Ended March 31,
(In Millions Except Per Share and Other Data)	2003	2002	2001	2000	1999	2004	2003
Selected Average Balances
Total assets	$122,325.4	$108,516.1	$102,884.2	$98,397.8	$92,820.8	$123,853.7	$118,276.2
Earning assets	109,257.4	96,370.8	92,034.1	88,609.0	82,255.7	111,038.2	105,249.0
Loans	76,137.9	71,270.4	70,023.0	70,044.3	62,749.4	79,904.9	73,049.8
Deposits	80,039.0	71,157.2	64,568.7	66,691.9	57,842.1	80,361.6	77,846.6
Total shareholders' equity	9,083.0	8,725.7	8,073.8	7,501.9	8,190.7	9,840.3	8,786.6
Ratios and Other Data
Return on average total assets	1.09%	1.23%	1.34%	1.32%	1.43%	1.16%	1.12%
Return on average assets less realized and unrealized securities gains/losses	1.04	1.13	1.27	1.34	1.55	1.18	1.05
Return on average total shareholders' equity	14.67	15.26	17.04	17.25	16.20	14.65	15.13
Return on average realized shareholders' equity	16.48	17.16	20.16	21.38	21.94	17.44	16.64
Total average shareholders' equity to total average assets	7.43	8.04	7.85	7.62	8.82	7.95	7.43
Common dividend payout ratio	37.9	36.8	33.7	34.3	33.4	39.3	38.7
Tier 1 capital ratio	7.85	7.47	8.02	7.09	7.48	8.27	7.40
Total capital ratio	11.75	11.62	12.18	10.85	11.31	12.26	11.38
Leverage ratio	7.37	7.30	7.94	6.98	7.17	7.65	7.15
Average common shares – diluted (thousands)	281,434	286,052	291,584	300,956	321,174	283,523	281,330
Average common shares – basic (thousands)	278,295	282,495	287,702	297,834	317,079	279,523	278,631
Non-GAAP Measures(5)
Net income	1,332.3	1,331.8	1,375.5	1,294.1	1,326.6	358.5	327.8
Less: Securities gains (losses), net of tax	80.5	132.9	99.5	4.3	(70.9)	3.2	27.3
Net income excluding securities gains (losses)	1,251.8	1,198.9	1,276.0	1,289.8	1,397.5	355.3	300.5
Total average assets	122,325.4	108,516.1	102,884.2	98,397.8	92,820.8	123,853.7	118,276.2
Less: Average unrealized securities gains	2,343.0	2,731.8	2,700.0	2,353.8	2,948.1	2,580.3	2,311.6
Average assets less unrealized securities gains	119,982.4	105,784.3	100,184.2	96,044.0	89,872.7	121,273.4	115,964.6
Total average equity	9,083.0	8,725.7	8,073.8	7,501.9	8,190.7	9,840.3	8,786.6
Less: Average other comprehensive income	1,486.1	1,741.1	1,745.8	1,470.3	1,822.4	1,645.7	1,463.5
Total average realized equity	7,596.9	6,984.6	6,328.0	6,031.6	6,368.3	8,194.6	7,323.1
Return on average total assets	1.09%	1.23%	1.34%	1.32%	1.43%	1.16%	1.12%
Impact of excluding realized and unrealized securities gains/losses	(0.05)	(0.10)	(0.07)	0.02	0.12	0.02	(0.07)
Return on average assets less realized and unrealized securities gains/losses	1.04%	1.13%	1.27%	1.34%	1.55%	1.18%	1.05%
Return on average total shareholders' equity	14.67%	15.26%	17.04%	17.25%	16.20%	14.65%	15.13%
Impact of excluding realized and unrealized securities gains/losses	1.81	1.90	3.12	4.13	5.74	2.79	1.51
Return on average realized shareholders' equity	16.48%	17.16%	20.16%	21.38%	21.94%	17.44%	16.64%

(1)	Includes an additional $52.9 million security gain in 2001 on the sale of STAR Systems, Inc.

(2)	Includes merger-related expenses of $16.0 million in 2002 related to the acquisition of the Florida franchise of Huntington Bancshares, Inc. and $42.4 million in 2000 and $45.6 million in 1999, each related to the acquisition of Crestar Financial Corporation.

(3)	Includes expenses of $32.0 million from the proposal to acquire the former Wachovia Corporation in 2001.

(4)	Represents the gain on sale of SunTrust's consumer credit card portfolio in 1999, net of $124.6 million in taxes.

(5)	In this Current Report, SunTrust presents a return on average assets less net unrealized gains on securities and a return on average realized equity. The foregoing numbers reflect primarily adjustments to remove the effects of SunTrust's securities portfolio, which includes the ownership by SunTrust of 48.3 million shares of common stock of The Coca-Cola Company. SunTrust uses this information internally to gauge its actual performance in the industry. SunTrust believes that the return on average assets less the net unrealized gains on the securities portfolio is more indicative of SunTrust's return on assets because it more accurately reflects the return on the assets that are related to SunTrust's core businesses, which are primarily customer relationship and customer transaction driven. SunTrust also believes that the return on average realized equity is more indicative of SunTrust's return on equity because the excluded equity relates primarily to a long-term holding of a specific security.

NATIONAL COMMERCE FINANCIAL CORPORATION

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

Set forth below are highlights from NCF's consolidated financial data as of and for the years ended December 31, 1999 through 2003 and NCF's unaudited consolidated financial data as of and for the three months ended March 31, 2003 and 2004. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results of operations for the full year or any other interim period. The unaudited information was prepared on the same basis as NCF's audited consolidated financial statements. In the opinion of NCF, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. This information should be read together with NCF's consolidated financial statements and related notes included in NCF's Annual Report on Form 10-K for the year ended December 31, 2003, and NCF's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, which are incorporated by reference in this Current Report and from which this information is derived.

	Year Ended December 31					Three Months Ended March 31,
(In Millions Except Per Share and Other Data)	2003	2002	2001	2000(1)	1999(1)	2004	2003
Summary of Operations
Interest income	$1,054.1	$1,130.5	$1,222.9	$938.0	$456.0	$260.5	$263.4
Interest expense	314.6	396.9	571.8	517.2	229.3	69.5	85.9
Net interest income	739.5	733.6	651.1	420.8	226.6	191.1	177.5
Provision for loan losses	48.4	32.3	29.2	16.5	16.9	12.1	7.7
Net interest income after provision	691.1	701.3	621.9	404.3	209.7	179.0	169.8
Other income	451.0	369.0	310.2	185.0	90.3	109.0	102.0
Net investment securities gains (losses)	3.7	11.5	6.6	4.5	(3.1)	10.9	2.5
Other expenses	724.4	607.8	580.0	513.9	157.1	163.7	180.1
Income before taxes	421.4	474.0	358.7	79.9	139.8	135.2	94.2
Income taxes	134.6	150.4	133.4	34.6	47.2	45.0	30.2
Net income from continuing operations	286.8	323.6	225.3	45.3	92.6	90.2	64.0
Discontinued operations-merchant processing, net of tax	24.9	—	—	—	—	—	—
Net income	$311.7	$323.6	$225.3	$45.3	$92.6	$90.2	$64.0
Per Common Share
Diluted
Income from continuing operations	$1.39	$1.55	$1.09	$0.28	$0.87	$0.44	$0.31
Net income	1.51	1.55	1.09	0.28	0.87	0.44	0.31
Basic
Income from continuing operations	1.40	1.57	1.10	0.29	0.88	0.44	0.31
Net income	1.52	1.57	1.10	0.29	0.88	0.44	0.31
Dividends declared	0.74	0.64	0.56	0.48	0.38	0.20	0.17
Market price
High	28.25	29.05	27.44	25.19	26.44	29.25	24.88
Low	19.33	20.99	21.56	15.25	17.56	26.01	22.70
Close	27.28	23.85	25.30	24.75	22.69	28.61	23.70
Selected Average Balances
Total assets	$22,265.2	$20,355.2	$17,907.0	$12,402.0	$6,358.8	$23,144.1	$21,292.4
Earning assets	19,618.6	17,771.3	15,636.6	11,033.3	5,905.4	20,570.6	18,644.0
Loans	12,923.6	12,464.3	11,332.2	7,427.3	3,489.6	13,451.6	12,789.0
Deposits	15,082.9	13,906.7	11,950.7	8,158.3	4,120.7	15,535.8	14,531.0
Shareholders' equity	2,719.8	2,569.1	2,418.1	1,522.2	542.3	2,783.0	2,695.8

	Year Ended December 31					Three Months Ended March 31,
(In Millions Except Per Share and Other Data)	2003	2002	2001	2000(1)	1999(1)	2004	2003
Ratios
Return on average total assets	1.40%	1.59%	1.26%	.37%	1.46%	1.57%	1.22%
Return on average total shareholders' equity	11.46	12.60	9.32	2.98	17.08	13.04	9.64
Average total shareholders' equity to average total assets	12.22	12.62	13.50	12.27	8.53	12.02	12.66
Dividend payout ratio	48.68	40.76	50.91	165.52	42.61	45.45	54.84
Tier 1 capital ratio	11.03	10.87	11.04	9.52	12.15	10.86	10.50
Total capital ratio	12.10	12.00	12.25	10.79	13.40	11.92	11.57
Leverage ratio	8.17	7.91	8.65	7.15	8.61	8.13	8.01
Average shares – diluted (thousands)	206,368	208,144	207,484	159,254	106,807	207,083	206,756
Average shares – basic (thousands)	204,864	205,933	204,972	157,387	104,947	204,979	205,271

(1)	On July 5, 2000, NCF acquired CCB Financial Corporation in an acquisition accounted for as a purchase. Average balances and earnings from net assets acquired are not included for the full year 1999 and approximately half of the year 2000.

SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL DATA

The following table shows information about SunTrust's financial condition and results of operations, including per share data and financial ratios, after giving effect to the Merger (collectively, "pro forma financial information"). The table sets forth the information as if the Merger had become effective on March 31, 2004 (using currently available fair value information), with respect to financial condition data, and January 1, 2003, with respect to results of operations data. This pro forma financial information assumes that the Merger is accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined company's results of operations. The pro forma financial information includes adjustments to record the assets and liabilities of NCF at their estimated fair values and is subject to further adjustment as additional information becomes available and as additional analyses are performed. The pro forma financial statements do not currently include any amount related to the estimated $50.9 million after-tax ($82.1 million pre-tax) Merger related costs that will be incurred to combine the operations of SunTrust and NCF. The estimated Merger related costs will result from actions taken with respect to both SunTrust and NCF operations, facilities and associates. The charges will be recorded based on the nature and timing of these integration actions. This table should be read together with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of SunTrust and NCF incorporated by reference in this Current Report and the more detailed pro forma financial information, including the notes thereto, appearing elsewhere in this Current Report.

The pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors that may result as a consequence of the Merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

(In millions except per share information)	Twelve Months Ended December 31, 2003	Three Months Ended March 31, 2004
Income Statement
Net interest income	$3,975.4	$1,026.4
Provision for loan losses	362.0	71.5
Net interest income after provision for loan losses	3,613.4	954.9
Noninterest income	2,757.7	715.0
Noninterest expense	4,145.6	1,058.6
Income from continuing operations before provision for income taxes	2,225.5	611.3
Provision for income taxes	671.5	175.9
Income from continuing operations	1,554.0	435.4
Average common shares – diluted (in thousands)	358,058	360,413
Average common shares – basic (in thousands)	354,361	355,632
Performance ratios(1)
Return on average total assets	n/m	1.16%
Return on average assets less realized and unrealized securities gains/losses(2)	n/m	1.15
Return on average total shareholders' equity	n/m	11.77
Return on average realized shareholders' equity(2)	n/m	12.92
Total average shareholders' equity to total average assets	n/m	9.83
Per common share data(1)
Diluted earnings from continuing operations	$4.34	$1.21
Basic earnings from continuing operations	4.39	1.22
Cash dividends paid	1.80	0.50
Book value	n/m	42.35

(In millions except per share information)	Twelve Months Ended December 31, 2003	Three Months Ended March 31, 2004
Average balance sheet(1)
Total assets	n/m	151,374.5
Earning assets	n/m	131,666.0
Loans	n/m	93,249.6
Deposits	n/m	96,735.6
Total shareholders' equity	n/m	14,881.1
Capital Ratios
Risk-based capital:
Tier 1	n/m	6.91%
Total	n/m	10.52
Leverage	n/m	6.21

(1)	Average balance sheet amounts and capital and other ratios as of December 31, 2003 are not meaningful (n/m) as purchase accounting adjustments were calculated as of March 31, 2004.

(2)	The following reconciles the pro forma components used in the calculation of pro forma return on average assets less net unrealized gains on securities and pro forma return on average realized shareholders' equity for the three months ended March 31, 2004:

Income from continuing operations	$435.4
Less: Securities gains (losses), net of tax	10.3
Income from continuing operations excluding securities gains (losses)	$425.1
Total average assets	$151,374.5
Less: Average unrealized securities gains	2,580.3
Average assets less unrealized securities gains	$148,794.2
Total average equity	$14,881.1
Less: Average other comprehensive income	1,645.7
Total average realized equity	$13,235.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of SunTrust and NCF may have appeared had the businesses actually been combined as of March 31, 2004 (with respect to the balance sheet information using currently available fair value information) or as of January 1, 2003 (with respect to income statement information). The unaudited pro forma condensed combined financial information shows the impact of the Merger on the companies' respective historical financial positions and results of operations under the purchase method of accounting with the Registrant treated as the acquirer. Under this method of accounting, the assets and liabilities of NCF will be recorded by the Registrant at their estimated fair values as of the date the Merger is completed. The unaudited pro forma condensed combined financial information combines the historical financial information of SunTrust and NCF as of and for the three months ended March 31, 2004 and for the year ended December 31, 2003. The unaudited pro forma condensed combined balance sheet as of March 31, 2004 assumes the merger was completed on that date. The unaudited pro forma condensed combined statements of income give effect to the Merger as if the Merger had been completed on January 1, 2003.

The Merger Agreement was announced on May 9, 2004 and provides for SunTrust to issue approximately 75.4 million shares of common stock and $1.8 billion in cash consideration to NCF common shareholders. The unaudited pro forma condensed combined financial information has been derived from and should be read together with the historical consolidated financial statements and the related notes of SunTrust, which are incorporated in this Current Report by reference.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined and had the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, been considered. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded upon completion of the Merger.

SunTrust/NCF
Pro Forma Condensed Combined Balance Sheet
(Unaudited)

The following preliminary unaudited pro forma condensed combined balance sheet combines the historical balance sheets of SunTrust and NCF assuming the Merger had been completed on March 31, 2004 on a purchase accounting basis.

	March 31, 2004
(In thousands)	SunTrust	NCF	Pro Forma Adjustments(1)		SunTrust NCF Combined
Assets
Cash and due from banks	$3,364,176	$458,494	$(190,250)	(A)	$3,632,420
Interest-bearing deposits in other banks	16,398	4,552			20,950
Funds sold and securities purchased under agreements to resell	1,314,231	164,818			1,479,049
Trading assets	2,139,399	257,338			2,396,737
Securities available for sale	26,122,547	4,858,421	1,310,702	(B)	32,291,670
Securities held to maturity	—	1,358,756	(1,358,756)	(B)	—
Loans held for sale	5,852,118	277,778			6,129,896

Loans	79,212,829	13,418,567	105,232	(C)	92,736,628
Allowance for loan losses	(942,523)	(173,384)			(1,115,907)
Net loans	78,270,306	13,245,183	105,232		91,620,721

Premises and equipment	1,621,241	261,699	(30,600)	(D)	1,852,340
Goodwill	1,079,640	1,090,117	(1,090,117)	(E)	6,370,642
			5,210,400	(E)
			80,602	(A)
Other intangible assets	628,223	158,800	(158,800)	(F)	1,172,923
			445,400	(F)
			99,300	(A)
Other assets	4,836,222	902,566	(57,300)	(G)	5,692,409
			10,921	(A)
Total assets	$125,244,501	$23,038,522	$4,376,734		$152,659,757

Liabilities and Shareholders' Equity
Noninterest-bearing consumer and commercial deposits	$20,136,810	$2,705,354	$—		$22,842,164
Interest-bearing consumer and commercial deposits	52,312,167	10,763,941	38,202	(H)	63,114,310
Total consumer and commercial deposits	72,448,977	13,469,295	38,202		85,956,474
Brokered and foreign deposits	8,420,617	2,321,673	800,000	(I)	11,542,290
Total deposits	80,869,594	15,790,968	838,202		97,498,764

Other short-term borrowings	11,346,029	1,671,568			13,017,597
Long-term debt	16,809,810	2,155,866	76,943	(J)	20,042,619
			1,000,000	(K)
Other liabilities	6,128,616	621,181	89,380	(L)	6,953,573
			113,823	(L)
			573	(A)
Total liabilities	115,154,049	20,239,583	2,118,921		137,512,553

Preferred stock	—	—			—
Common stock	294,163	407,822	(407,822)	(M)	369,524
			75,361	(M)
Additional paid in capital	1,293,732	1,700,765	(1,700,765)	(M)	6,275,123
			4,981,391	(M)
Retained earnings	7,366,636	676,622	(676,622)	(M)	7,366,636
Treasury stock, at cost, and other	(645,739)	—	—		(645,739)
Accumulated other comprehensive income	1,781,660	13,730	(13,730)	(M)	1,781,660
Total shareholders' equity	10,090,452	2,798,939	2,257,813		15,147,204
Total liabilities and shareholders' equity	$125,244,501	$23,038,522	$4,376,734		$152,659,757

(1)	See notes to Unaudited Pro Forma Condensed Combined Financial Information.

SunTrust/NCF
Pro Forma Condensed Combined Income Statement
(Unaudited)

The following preliminary unaudited pro forma condensed combined income statement combines the historical income statements of SunTrust and NCF assuming the Merger had been completed on January 1, 2003 on a purchase accounting basis.

	Three months ended March 31, 2004
(In thousands except per share data)	SunTrust	NCF	Pro Forma Adjustments(1)		SunTrust NCF Combined
Interest Income
Interest and fees on loans and loans held for sale	$948,129	$182,982	$(6,106)	(C)	$1,125,005
Interest and dividends on investment securities	217,051	74,838	1,790	(B)	293,679
Other interest income	8,684	2,707			11,391
Total interest income	1,173,864	260,527	(4,316)		1,430,075
Interest Expense
Interest on deposits	160,662	47,759	(2,731)	(H)	212,490
			6,800	(I)
Interest on other short-term borrowings	30,799	4,565			35,364
Interest on long-term debt	130,755	17,132	(3,012)	(J)	155,875
			11,000	(K)
Total interest expense	322,216	69,456	12,057		403,729
Net Interest Income	851,648	191,071	(16,373)		1,026,346
Provision for loan losses	59,388	12,088			71,476
Net interest income after provision for loan losses	792,260	178,983	(16,373)		954,870
Noninterest Income
Fees and other charges	92,747	8,437			101,184
Service charges on deposit accounts	163,218	41,026			204,244
Trust and investment management income	136,218	16,498			152,716
Other noninterest income	197,976	43,059			241,035
Securities gains	4,927	10,918			15,845
Total noninterest income	595,086	119,938	—		715,024
Noninterest Expense
Employee compensation and benefits	506,796	79,121			585,917
Net occupancy expense	61,859	13,407			75,266
Equipment expense	45,085	7,233			52,318
Amortization of intangibles	15,640	13,639	(13,639)	(N)	34,441
			17,028	(F)
			1,773	(A)
Other noninterest expense	260,368	50,326			310,694
Total noninterest expense	889,748	163,726	5,162		1,058,636
Income from continuing operations before provision for income taxes	497,598	135,195	(21,535)		611,258
Provision for income taxes	139,121	44,951	(8,183)	(O)	175,889
Income from Continuing Operations	$358,477	$90,244	$(13,352)		$435,369

Per Common Share Information
Diluted earnings per share – continuing operations	$1.26	$0.44			$1.21
Basic earnings per share – continuing operations	1.28	0.44			1.22
Cash dividends paid	0.50	0.20			0.50
Average common shares – diluted (in thousands)	283,523	207,083	(130,193)	(P)	360,413
Average common shares – basic (in thousands)	279,523	204,979	(128,870)	(P)	355,632

(1)	See notes to Unaudited Pro Forma Condensed Combined Financial Information.

SunTrust/NCF
Pro Forma Condensed Combined Income Statement
(Unaudited)

The following preliminary unaudited pro forma condensed combined income statement combines the historical income statements of SunTrust and NCF assuming the companies had been combined on January 1, 2003 on a purchase accounting basis.

	Twelve months ended December 31, 2003
(In thousands except per share data)	SunTrust	NCF	Pro Forma Adjustments(1)		SunTrust NCF Combined
Interest Income
Interest and fees on loans and loans held for sale	$4,041,952	$760,855	$(48,752)	(C)	$4,754,055
Interest and dividends on investment securities	694,142	288,471	6,661	(B)	989,274
Other interest income	32,748	4,810			37,558
Total interest income	4,768,842	1,054,136	(42,091)		5,780,887
Interest Expense
Interest on deposits	771,631	210,687	(16,273)	(H)	993,245
			27,200	(I)
Interest on other short-term borrowings	139,685	18,217			157,902
Interest on long-term debt	537,223	85,722	(12,598)	(J)	654,347
			44,000	(K)
Total interest expense	1,448,539	314,626	42,329		1,805,494
Net Interest Income	3,320,303	739,510	(84,420)		3,975,373
Provision for loan losses	313,550	48,414			361,964
Net interest income after provision for loan losses	3,006,753	691,096	(84,420)		3,613,429
Noninterest Income
Fees and other charges	800,129	36,930			837,059
Service charges on deposit accounts	643,103	168,256			811,359
Trust and investment management income	502,409	56,800			559,209
Other noninterest income	233,484	188,986			422,470
Securities gains	123,876	3,750			127,626
Total noninterest income	2,303,001	454,722	—		2,757,723
Noninterest Expense
Employee compensation and benefits	1,944,563	310,066			2,254,629
Net occupancy expense	237,266	54,338			291,604
Equipment expense	178,443	30,305			208,748
Amortization of intangibles	64,515	61,356	(61,356)	(N)	146,453
			74,845	(F)
			7,093	(A)
Other noninterest expense	975,829	268,374			1,244,203
Total noninterest expense	3,400,616	724,439	20,582		4,145,637
Income from continuing operations before provision for income taxes	1,909,138	421,379	(105,002)		2,225,515
Provision for income taxes	576,841	134,614	(39,901)	(O)	671,554
Income from Continuing Operations	$1,332,297	$286,765	$(65,101)		$1,553,961

Per Common Share Information
Diluted earnings per share – continuing operations	$4.73	$1.39			$4.34
Basic earnings per share – continuing operations	4.79	1.40			4.39
Cash dividends paid	1.80	0.74			1.80
Average common shares – diluted (in thousands)	281,434	206,368	(129,744)	(P)	358,058
Average common shares – basic (in thousands)	278,295	204,864	(128,798)	(P)	354,361

(1) See notes to Unaudited Pro Forma Condensed Combined Financial Information.

Note 1 — Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information related to the merger is included for the year ended December 31, 2003 and as of and for the three months ended March 31, 2004. The pro forma adjustments included herein reflect the issuance of approximately 75.4 million shares of SunTrust common stock and $1.8 billion in cash consideration to NCF common shareholders. The estimated purchase price of $6.9 billion, which includes the value of outstanding stock options, is based on a per share price for SunTrust common stock of $65.24, which was the average of the closing prices of SunTrust common stock for the period commencing two trading days before, and ending two trading days after, May 9, 2004, the date of the Merger announcement. The actual number of shares of SunTrust common stock issued may differ depending on the average of the closing stock prices for SunTrust common stock during the five trading days immediately before the merger and the number of NCF stock options exercised prior to completion of the Merger. The total purchase price may differ depending on the closing price of SunTrust common stock on the day before the completion of the Merger.

The Merger will be accounted for using the purchase method of accounting; accordingly, SunTrust's cost to acquire NCF will be allocated to the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of NCF at their respective fair values on the date the Merger is completed.

The unaudited pro forma condensed combined financial information includes estimated adjustments to record the assets and liabilities of NCF at their respective fair values and represents SunTrust's estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. Some revisions could be significant, especially fair value adjustments based on interest rate assumptions. The final allocation of the purchase price will be determined after the Merger is completed and after completion of a final analysis to determine the fair values of NCF's tangible, and identifiable intangible, assets and liabilities as of the completion date. Accordingly, the final purchase accounting adjustments and integration charges may be materially different from the pro forma adjustments presented in this document. Increases or decreases in the fair value of the net assets, commitments, executory contracts and other items of NCF as compared to the information shown in this Current Report may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities.

The pro forma financial statements do not currently include any amount related to the estimated $50.9 million after-tax ($82.1 million pre-tax) Merger related charges that will be incurred to combine the operations of SunTrust and NCF. The estimated Merger related charges will result from action taken with respect to both SunTrust and NCF operations, facilities and associates. The charges will be recorded based on the nature and timing of these integration actions. These charges are also subject to change as additional information becomes known. See Note 3 below for a further discussion of these charges.

Certain amounts in the historical consolidated financial statements of NCF have been reclassified to conform with SunTrust's historical financial information presentation. Discontinued operations separately reported in NCF's historical consolidated statements of income have been excluded. The unaudited pro forma condensed combined financial information presented in this Current Report does not necessarily indicate the results of operations or the combined financial position that would have resulted had the Merger been completed at the beginning of the applicable period presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2 — Pro Forma Adjustments

The unaudited pro forma condensed combined financial information for the merger includes the pro forma balance sheet as of March 31, 2004 assuming the Merger was completed on March 31, 2004 (using currently available fair value information). The pro forma income statements for the three months ended March 31, 2004 and the year ended December 31, 2003 were prepared assuming the merger was completed on January 1, 2003.

The unaudited pro forma condensed combined financial information reflects the issuance of approximately 75.4 million shares of SunTrust common stock with an aggregate value of approximately $4.9 billion. The actual number of shares of SunTrust common stock issued may differ depending on the average of the closing stock prices for SunTrust common stock during the five trading days immediately before the Merger and the number of NCF stock options exercised prior to completion of the Merger. The total purchase price may differ depending on the closing price of SunTrust common stock on the day before the completion of the Merger. Also reflected in the pro forma condensed combined financial information is a $1.8 billion cash payment to NCF common shareholders. The pro forma financial statements do not include the effects (which are not known at this time) of the change in control provisions of NCF's 49% ownership of First Market Bank, FSB. The pro forma balance sheet includes this investment at book value.

The allocation of the purchase price follows:

SunTrust/NCF Purchase Accounting Adjustments

	March 31, 2004
(Dollars and shares in thousands)
Purchase Price
Total SunTrust common stock to be issued			75,361
Purchase price per SunTrust common share			$65.24
Value of SunTrust stock issued					$4,916,552
Investment banking fees					44,380	(L)
Estimated fair value of employee stock options					140,200	(M)
Cash paid					1,800,000
Total Purchase Price					$6,901,132
Net Assets Acquired
NCF's shareholder's equity at March 31, 2004			$2,798,939
Less: Elimination of NCF goodwill			(1,090,117	)(E)
Less: Elimination of NCF core deposit intangibles			(158,800	)(F)
Estimated adjustments to reflect assets acquired at fair value:
Securities	(48,054)	(B)
Loans	105,232	(C)
Premises & equipment	(30,600)	(D)
Other assets	(57,300)	(G)
Estimated amounts allocated to liabilities assumed at fair value:
Deposits	(38,202)	(H)
Long-term debt	(76,943)	(J)
Personnel related liabilities	(30,000)	(L)
Other obligations	(15,000)	(L)
Estimated adjustments to reflect assets and liabilities at fair value			(190,867)
Identified intangibles			445,400	(F)
Deferred taxes			(113,823)	(L)
Total Adjustments					1,690,732
Goodwill resulting from Merger					$5,210,400

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

(A)	Adjustments to reflect the acquisition of Seix Investment Advisors, which was completed on May 29, 2004, will be finalized prior to the closing date of the Merger. These adjustments include the recognition of goodwill and identifiable intangibles, as well as the purchase of other assets and assumption of other liabilities. SunTrust estimates the identifiable intangibles will be amortized over an average period of approximately fourteen years, on a straight-line basis. The value of these intangibles represents the estimated future economic benefit resulting from the acquired customer balances and relationships. This value and related amortization period were estimated based on a preliminary third party valuation of these customer relationships.

(B)	Adjustment to reclassify held to maturity securities to securities available for sale to reflect the change in SunTrust's intent as it relates to those investments. Also included is an approximate $(48.1) million adjustment to fair-value the securities portfolio. This adjustment will be recognized over the estimated remaining life of the securities portfolio using the effective yield method. The fair value adjustments reflected herein are based on current assumptions and valuations. The final adjustment may be significantly different. The impact of this adjustment was to increase interest income by approximately $1.8 million and $6.7 million for the three months ended March 31, 2004 and the twelve months ended December 31, 2003, respectively.

(C)	Adjustment to fair-value the loan portfolio. The adjustment will be recognized over the estimated remaining life of the loan portfolio using the effective yield method. The adjustments reflected herein are based on current assumptions and valuations. The final adjustment may be significantly different. The impact of the adjustment was to decrease interest income by approximately $6.1 million and $48.8 million for the three months ended March 31, 2004 and the twelve months ended December 31, 2003, respectively.

(D)	Adjustment to fair-value premises and equipment.

(E)	Adjustment to eliminate historical NCF goodwill and record goodwill created as a result of the Merger.

(F)	Adjustment to eliminate historical NCF intangible assets (other than goodwill) and to record intangible assets (other than goodwill) resulting from the Merger based on estimated fair values. The nature, amount and amortization method of various possible identified intangibles are being studied by SunTrust. The adjustments reflected herein are based on current assumptions and valuations, which are subject to change. For purposes of the pro forma adjustments shown here, SunTrust has estimated $445.4 million of intangibles that consists of a core deposit intangible of approximately $370.4 million and other identifiable intangibles of approximately $75.0 million. SunTrust estimates these intangibles will be amortized over a period not to exceed ten years, on an accelerated basis for the core deposit intangible and a straight-line basis for the other intangibles. The value of the intangibles represents the estimated future economic benefit resulting from the acquired customer balances and relationships. This value was estimated considering valuations derived from similar transactions. The final value will be determined based on an independent analysis of cash flows from the current balances of accounts, expected growth or attrition in balances, and the estimated life of the relationship. Material changes are possible when this analysis is completed. The impact of these adjustments is to increase noninterest expenses by $17.0 million and $74.8 million for the three months ended March 31, 2004 and the twelve months ended December 31, 2003, respectively.

(G)	Adjustments to fair-value other assets including computer software, deferred costs and other miscellaneous items.

(H)	Adjustment to fair-value fixed-rate deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized over the estimated remaining term of the related deposit liability using the effective yield method. The adjustments reflected herein are based on current assumptions and valuations. The final adjustment may be significantly different. The impact of the adjustment was to decrease interest expense by approximately $2.7 million and $16.3 million for the three months ended March 31, 2004 and the twelve months ended December 31, 2003, respectively.

(I)	Adjustment to reflect issuance of $800.0 million, and a weighted average maturity of 2.5 years, in brokered certificates of deposit with an interest rate estimated to be 3.40% per annum to finance a portion of the estimated cash payment to NCF shareholders. The impact of the adjustment was to increase interest expense by approximately $6.8 million and $27.2 million for the three months ended March 31, 2004 and the twelve months ended December 31, 2003, respectively.

(J)	Adjustment to fair-value outstanding long-term debt instruments. The adjustment will be recognized over the estimated remaining life of the long-term debt instruments using the effective yield method. The adjustments reflected herein are based on current assumptions and valuations. The final adjustment may be significantly different. The impact of the adjustment was to decrease interest expense by approximately $3.0 million and $12.6 million for the three months ended March 31, 2004 and the twelve months ended December 31, 2003, respectively.

(K)	Adjustment to reflect issuance of $1.0 billion in debt at an interest rate estimated to be 4.40% per annum, and a weighted average maturity of 4.3 years, to finance a portion of the estimated cash payment to NCF shareholders. The impact of the adjustment was to increase interest expense by approximately $11.0 million and $44.0 million for the three months ended March 31, 2004 and the twelve months ended December 31, 2003, respectively. The assumed interest rate was based on the rate environment at the time of the preparation of the pro forma financial statements. This rate could be significantly different from the rate incurred at the time of financing.

(L)	Adjustment to accrued expenses and other liabilities consists of $44.4 million for investment banking fees and $30.0 million to reflect the fair value of personnel related liabilities which arise due to employment and severance agreements which include change in control provisions triggered at the time of closing and due to other expected reductions in NCF personnel. The adjustment also reflects $15.0 million to repurchase the minority shares of a NCF subsidiary, due to contractual provisions requiring buyback upon a change in control. The remaining $113.8 million adjustment is for deferred tax liabilities, net of deferred tax assets, resulting from the pro forma adjustments. Deferred taxes were recorded using SunTrust's statutory rate of 38.0%.

(M)	Adjustment to eliminate NCF's historical shareholders' equity. Additionally, the adjustment reflects the issuance of SunTrust common stock and the conversion of NCF stock options outstanding at the closing of the Merger to options to purchase SunTrust common stock. In accordance with the terms of NCF's stock option agreements, outstanding stock options fully vest upon a change in control; therefore, the adjustment presented assumes that all NCF stock options will be converted to fully vested options to purchase SunTrust common stock. The adjustment assumes the issuance of 6.3 million vested options to purchase SunTrust common stock at a fair value of $22.26 per share. The number of stock options expected to be issued was based on the product of the number of outstanding NCF stock options as of March 31, 2004 and the assumed Exchange Ratio (as defined in the Merger Agreement) of 0.5035. The estimated fair value per share of $22.26, the intrinsic value, was calculated as the assumed Per Share Amount (as defined in the Merger Agreement) of $65.24 less $42.98, the estimated average exercise price of the SunTrust stock options to be issued. The estimated average exercise price of $42.98 was calculated as the average exercise price of a NCF stock option divided by the assumed Exchange Ratio of 0.5035.

(N)	Adjustment to reverse amortization of intangible assets recorded in NCF's historical financial statements.

(O)	Adjustment to record the tax effect of the pro forma adjustments using SunTrust's statutory tax rate of 38.0%.

(P)	Weighted average shares were calculated using the historical weighted average shares outstanding of SunTrust and NCF, adjusted using an exchange ratio of 0.3713, to the equivalent shares of SunTrust common stock, for the year ended December 31, 2003 and the three months ended March 31, 2004. Earnings per share data have been computed based on the combined historical income of SunTrust, income from continuing operations for NCF and the impact of purchase accounting adjustments.

Note 3 — Merger Related Charges

Merger related costs, which are not considered liabilities assumed in connection with the Merger, are estimated at $50.9 million, net of taxes. A summary of these costs, based on SunTrust's preliminary estimates, is as follows:

SunTrust/NCF Merger Related Charges
(Dollars in thousands)
Merger Related Compensation and Severance	$27,500
Facilities and Systems	34,600
Other Merger Related Costs	20,000
Total Pre-Tax Transaction Costs	82,100
Less: Related Tax Benefits	(31,198)
Estimated Transaction Costs, Net of Taxes	$50,902

Merger related compensation and severance costs include employee severance, compensation arrangements and related employee benefit expenses. Facilities and system costs include costs associated with the closure of certain retail branch offices and the conversion of other offices to be consistent with SunTrust standards. Also reflected are certain technology conversion costs. Refinements to the foregoing estimates may occur subsequent to the completion of the Merger. Merger related costs incurred by NCF are being expensed as incurred. All other costs incurred by SunTrust will be capitalized or expensed as incurred based on the nature of the costs and SunTrust's accounting policies for these costs.

SunTrust's board of directors and management believe the Merger will close in the fourth quarter of 2004. SunTrust's preliminary integration plans, which are not complete as of the date hereof and are necessarily evolving, include (1) an assessment of the various integration risks (such as capacity assessment and systems conversion) and the development of risk mitigation plans, as appropriate, (2) finalization and confirmation of specified financial assumptions underlying the Merger, (3) identification of product and service gaps and the development of an action plan, (4) planning for implementation of the merger and (5) definition of the target environment. System requirements are scheduled to be completed in the third quarter of 2004, with phased system conversions beginning in November 2004. The assessment of the majority of the computer systems, personnel, premises and service contracts is scheduled to be completed in August 2004, upon which SunTrust intends to finalize the restructuring and integration plans. SunTrust can make no assurance that the Merger will be completed in the time frame discussed above, or at all, or that events and uncertainties may cause the achievement of the integration goals not to be met.

DOCUMENTS INCORPORATED BY REFERENCE

SunTrust hereby incorporates by reference into this Current Report the following materials filed by SunTrust and NCF with the Securities and Exchange Commission under the Exchange Act:

SunTrust Filings with the SEC

•	Annual Report on Form 10-K for the year ended December 31, 2003;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; and

•	Current Reports on Form 8-K filed on January 12, 2004 (information filed under Item 5 only), April 8, 2004 (information filed under Item 5 only), May 10, 2004 and May 20, 2004.

NCF filings with the SEC

•	Annual Report on Form 10-K for the year ended December 31, 2003;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; and

•	Current Report on Form 8-K filed on May 5, 2004 (as amended by Current Report on Form 8-K/A filed on May 19, 2004).

The information incorporated by reference into this Current Report is considered to be part of this Current Report, except for information that is superceded by information that is included directly in this Current Report or in other later filed documents with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

SunTrust has supplied all information contained or incorporated by reference in this Current Report relating to SunTrust, as well as pro forma financial information, and NCF has supplied all relevant information contained or incorporated by reference in this Current Report relating to NCF.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges of SunTrust, which includes its subsidiaries, on a consolidated basis. The ratio of earnings to fixed charges has been computed by dividing:

•	net income plus all applicable income taxes plus fixed charges, by

•	fixed charges.

Fixed charges represent interest expense, either including or excluding interest on deposits as set forth below, and the portion of net rental expense deemed to be equivalent to interest on long-term debt. Interest expense, other than on deposits, includes interest on long-term debt, federal funds purchased and securities sold under agreements to repurchase, mortgages, commercial paper and other funds borrowed. For 1999, the ratio of earnings to fixed charges has been computed excluding extraordinary gains.

	Year Ended December 31,					Three Months Ended March 31,
	1999	2000	2001	2002	2003	2003	2004
Including interest on deposits	1.59	1.51	1.66	1.94	2.28	2.16	2.49
Excluding interest on deposits	2.38	2.45	2.62	3.24	3.66	3.53	3.89

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

Date: August 3, 2004

SUNTRUST BANKS, INC.
By:	/s/ Raymond D. Fortin
Raymond D. Fortin Senior Vice President and General Counsel